Exhibit 99.1

Oragenics, Inc.
12085 Research Drive
Alachua, Florida 32615

TSX-v: Ora.U

PRESS RELEASE

ORAGENICS COMPLETES INITIAL PUBLIC OFFERING

June 24, 2003: Oragenics, Inc. (the "Company") is pleased to announce the successful completion of its initial public offering on June 24, 2003. The Company, through its agent Haywood Securities Inc. ("Haywood"), sold 2,400,000 units (the "Units") in British Columbia and Alberta at a price of US$1.25 per Unit (the "Offering") for a total of US$3 Million. Each Unit consists of one common share, one-half of one non-transferable Series A Warrant and one-half of one non-transferable Series B Warrant. Each whole Series A Warrants is exercisable to acquire one common share for a period of six months from the closing date at a price of US$2.00 per common share and each whole Series B Warrant is exercisable to acquire one common share for a period of nine months from the closing date at a price of US$3.00 per common share. The common shares of the Company are expected to be listed for trading on the TSX Venture Exchange effective June 25, 2003, and will trade in US dollars.

In connection with the Offering, the Company paid Haywood a commission of 7.5% of the purchase price per Unit sold, issued to Haywood 100,000 corporate finance shares and issued to Haywood and members of its selling group 500,000 agent's warrants (the "Agent's Warrants"). Each Agent's Warrant entitles the holder to acquire one common share at a price of US$1.25 per common share for a period of two years from the closing date subject to the Company's right to force conversion in certain instances.

Oragenics is a Florida-based biotechnology company that is developing two technologies licensed from the University of Florida. The first is a replacement therapy for the prevention of tooth decay. The second is a broad spectrum antibiotic called mutacin 1140. Both technologies are in the pre-clinical development stage.

ORAGENICS, INC.

/s/ Mento A. Soponis
Mento A. Soponis
President and Chief Executive Officer

For further information, please contact Mento A. Soponis at 386.418.4018 www.oragenics.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.